Exhibit 99.1

INTEL UPDATES THIRD-QUARTER BUSINESS EXPECTATIONS

Revenue Range Updated to $7.6 Billion to $7.8 Billion

SANTA CLARA, Calif., Sept. 4, 2003 -- Intel Corporation today provided a planned update to the company's Business Outlook for the third quarter, which ends Sept. 27.

     Intel expects revenue to be between $7.6 billion and $7.8 billion, as compared with the previous range of $7.3 billion to $7.8 billion announced on Aug. 22. The Intel Architecture business continues to experience strong broad-based demand, especially in emerging markets, while demand for communications products remains soft. The gross margin percentage for the third quarter is expected to be toward the high end of the previous range of 56 percent, plus or minus a couple of points.

     The tax rate for the third quarter is now expected to be approximately 28 percent, up from the previous expectation of 24 percent, primarily due to higher profit expectations for the year. The company plans to update its expectations for the fourth-quarter tax rate when it publishes third-quarter results on Oct. 14. All other expectations are unchanged.

     Intel's third-quarter Business Outlook, which was originally published in the company's second-quarter 2003 earnings release, and the Aug. 22 update to Business Outlook press release are available at www.intc.com. As previously announced, the company will not hold a conference call for financial analysts today.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     Today's business update, the Aug. 22 update to Business Outlook and the July 15 Business Outlook are forward looking and involve a number of risks and uncertainties. Demand for Intel's products, which impacts revenue and gross margin, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer ordering patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, the availability of sufficient inventory to meet demand, and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses, and integrating and operating any acquired businesses. In addition to the impact of changes in revenue, the gross margin percentage varies with product mix and pricing, changes in unit costs, capacity utilization and the existence of insufficient or excess capacity, and the timing and execution of the manufacturing ramp and associated costs. The gross margin percentage could also be affected by excess or obsolete inventory and variations in inventory valuation. Intel conducts much of its manufacturing, assembly and test, and sales outside the United States, and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impact of major health concerns, such as the SARS illness, could also adversely affect our business or could cause customers to change the timing of orders. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of revenue and profits. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. The expectation for our tax rate is based on current tax law and the current expected income. The rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed and the ability to realize deferred tax assets, and assumes the company continues to receive the tax benefit for export sales. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended June 28, 2003.